EXHIBIT 10-E
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(245)



                CONSENT AND SUBSTITUTION OF COLLATERAL


     THIS CONSENT, dated as of November 21, 1996, is made and delivered by JMB/245 Park Avenue Associates, Ltd., an Illinois limited partnership ("Park") in favor of JMB Realty Corporation, a Delaware corporation ("JMB"), with reference to that certain Third Amended and Security Agreement, dated as of August 1, 1995 (the "Agreement"), by and between Park and JMB, whereby Park granted JMB a security interest in certain Collateral (as defined therein) to secure Park's obligations under the Restated Promissory Notes and JMB Note (each as defined therein).

     A portion of the Collateral consisted of all of Park's right, title and interest in 245 Park Avenue Company, a New York general partnership ("245"), and all of the properties and rights owned by 245, as further described in Section 2 of the Agreement. 245 and various other related entities have instituted reorganization proceedings under Chapter 11 of the United States Bankruptcy Code, with the result that, among other things, 245 has been liquidated and a new limited partnership, World Financial Properties, L.P., a Delaware limited partnership ("World") has been formed to hold the remaining assets of 245 and certain of such other entities.

     Park and O&Y (U.S.) Development General Partner Corp. have formed a Delaware limited liability company known as JMB 245 Park Avenue Holding Company, LLC ("Holding"), in which Park holds 99% membership interest (the "LLC Interest"). The Bankruptcy Court, in approving a plan of reorganiza-tion, has granted Holding a limited partnership interest in World, which resulted from Park's previous equity interest in 245.

     Park acknowledges and agrees that the LLC Interest constitutes proceeds of the Collateral as described in the Agreement. Therefore Park hereby acknowledges and agrees that all of Park's right, title and interest in the LLC Interest, and the properties and rights owned by Holding, shall be hereby substituted for Park's prior interest in 245, and the properties and rights formerly owned by 245, as Collateral under the Agreement, and that the Agreement shall hereafter be read as if "Holding" were substituted for "245" in each location in the Agreement where it appears, and the definition of "Holding" set forth above shall be substituted for the definition of 245 set forth in the Agreement.

     Park hereby acknowledges and agrees that this Consent shall not be construed as in any manner limiting or releasing any of the other
Collateral secured by the Agreement.

     Park agrees to execute and deliver to JMB such documentation, including, without limitation, appropriate financing statements, as JMB may reasonably request to document and perfect the substitution of collateral set forth herein.

     IN WITNESS WHEREOF, Park has executed and delivered this Consent and Substitution of Collateral as of the date first set forth above.

                                  JMB/245 PARK AVENUE ASSOCIATES, LTD.,
                                  an Illinois limited partnership

                                  By:  JMB REALTY CORPORATION,
                                       a Delaware corporation,
                                       Managing General Partner

                                       By:   /s/ executed signature
                                       Its:  EXECUTIVE VICE PRESIDENT

Acknowledged and Agreed:

JMB REALTY CORPORATION,
a Delaware corporation

By:  /s/ JEFFREY A. GLUSKIN
Its: Senior Vice President